Dated

------------

Option agreement

relating to

  UNIT 8,

E PLAN INDUSTRIAL ESTATE

NEWHAVEN

between

QUENTIN KING

and

CLEAN POWER TECHNOLOGIES LIMITED

THIS AGREEMENT is dated  /d/13 November 2008

Parties

(1)	Quentin King of Unit 8 E Plan Industrial Estate, New Road, Newhaven, East Sussex, BN9 0EH (Owner).

(2)
Clean Power Technologies Limited incorporated and registered in England and Wales with company number 5812360 whose registered office is at Wiston House, 1 Wiston Avenue, Worthing, West Sussex, BN14 7QL (Buyer).

Background

(A)	The Owner owns the property Unit 8 E Plan Industrial Estate, Newhaven and has agreed to grant the Buyer an option to buy it in accordance with the terms of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions in this clause apply in this agreement.

Completion Date: the date 4 weeks after the date of service of the Option Notice.

Deposit: £21,250 (exclusive of VAT).

Independent Valuation: the price agreed between the Owner and the Buyer but in default of agreement a valuation of the Open Market Value of the Property prepared by the Independent Valuer

Independent Valuer: a Surveyor appointed jointly by the Landlord and the Tenant or in default of agreement by the President of the RICS

Open Market Value: the price at which the Property might reasonably be expected to be sold at on the open market with vacant possession at the date of the Option Notice disregarding the existence of this Lease

Option: the option granted by the Owner to the Buyer by this agreement.

Option Notice: a notice served by the Tenant on the Landlord notifying the Landlord of its intention to exercise the Option

Option Period: The period of 28 days commencing on the date that the Landlord provides the Tenant with the Independent Valuation or the date on which the Purchase Price is agreed between the Owner and the Buyer

Option Sum: £1 (exclusive of VAT).

Owner's Conveyancer: Stephen Rimmer & Co, 28 Hyde Gardens, Eastbourne, East Sussex, BN21 4PX, Fax 01323 733034, Ref MP.KP.King

Part 1 Conditions: the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition) and Condition means any one of them.

Part 2 Conditions: the conditions in Part 2 of the Standard Commercial Property Conditions (Second Edition).

Property: the freehold property at Unit 8 E Plan Industrial Estate, New Road, Newhaven shown more particularly delineated in red on the plan attached to this agreement and being registered at HM Land Registry with title absolute under title number ESX231882

Purchase Price: the greater of:

1.	the price stated in the Independent Valuation (exclusive of VAT) (less any reduction in accordance with clause 2.5)
2.	£425,000 (exclusive of VAT) (less any reduction in accordance with clause 2.5)

VAT: value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement tax and any similar additional tax.

Working Day: any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory Bank Holiday.

1.2	The rules of interpretation in this clause apply in this agreement.

1.3	Clause and Schedule headings do not affect the interpretation of this agreement.

1.4	Except where a contrary intention appears, a reference to a clause or a Schedule is a reference to a clause of, or Schedule to this agreement.

1.5
Unless otherwise specified, a reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.6	A person includes a corporate or unincorporated body.

1.7	Writing or written includes faxes but not e-mail.

1.8	Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.9	Any reference to the Owner includes its successors in title.

2.	Option

2.1	On the date of this agreement the Buyer will pay the Option Sum to the Owner.

2.2	The Owner grants the Buyer an option during the Option Period to buy the Property at the Purchase Price.

2.3
If the Property is charged, the Owner will supply written evidence to the Buyer that the chargee has consented to the grant of the Option and that, in exercising any power of sale or disposal under the charge, such transaction will be subject to the Option.

2.4	The Owner consents to the entry of an agreed notice against the Owner's title to the Property at HM Land Registry in order to protect this option agreement.

2.5
The Owner acknowledges that this agreement is supplemental to an option agreement of even date relating to the sale of part of the Property ("the Prior Agreement")  and if the option to purchase under the Prior Agreement is exercised by the Buyer prior to the exercise of the option under this agreement then the Purchase Price under this agreement shall be reduced by the amount of the Purchase Price paid under the Prior Agreement and the property to be sold shall be that part of Unit 8 E Plan Industrial Estate, New Road, Newhaven which has not been sold under the Prior Agreement

3.	Title deduction

3.1	The Owner's title to the Property has been deduced to the Buyer before the date of this agreement

4.	Exercise of the option

4.1
The Buyer may at any time within the period 1st March 2010 and 1st August 2010 (inclusive) by notice in writing require the Owner at the Buyer’s cost (which costs the Owner shall be entitled to receive in advance) to obtain an Independent Valuation and the Owner shall within 28 days of the Buyer serving this notice on the Owner obtain an Independent Valuation.

4.2	The Buyer shall permit the Owner and the Independent Surveyor access to the Property for the purposes of carrying out the Independent Valuation.

4.3	The Buyer may exercise the Option at any time during the Option Period by serving an Option Notice on the Owner.

4.4
On the date of the exercise of the Option, the Buyer will pay the Deposit to the Owner's Conveyancer as stakeholder on terms that on completion the Deposit is paid to the Owner and that the accrued interest is paid to the Buyer.

5.	Title guarantee

5.1	If the Option is exercised in accordance with the terms of this agreement the Owner will sell the Property to the Buyer for the Purchase Price.

5.2	The Owner will sell the Property with full title guarantee.

6.	Default

6.1
If the Owner fails to comply with any deadline in this agreement the relevant time period shall be extended until such time as the Owner has complied with his obligations.  Such extension shall not prejudice any rights or remedies of the Buyer.

7.	Conditions

7.1	Upon exercise of the Option, the Part 1 Conditions will be incorporated into this agreement in so far as they:

(a)	apply to a sale by private treaty;

(b)	relate to freehold property;

(c)	are not inconsistent with the other clauses in this agreement; and

(d)	have not been modified or excluded by any of the other clauses in this agreement.

7.2	Upon exercise of the Option, the Part 2 Conditions will not be incorporated into this agreement.

7.3	The following Conditions will not apply:

(a)	Conditions 1.1.4(a), 1.3, 1.4.3

(b)	Condition 2.2;

(c)	Conditions 3.1.4 and 3.3;

(d)	Conditions 6.6.2;

8.	Vacant possession

The Property will be sold with vacant possession on completion.

9.	Completion

9.1	Completion will take place on the Completion Date.

9.2	On completion the Buyer will pay the balance of the Purchase Price to the Owner.

9.3	On completion the Buyer will grant to the Owner a lease of part of the Property in the form of the draft lease in the second schedule

10.	VAT

10.1	Each amount stated to be payable by the Buyer to the Owner under or pursuant to this agreement is exclusive of VAT (if any).

10.2
If any VAT is chargeable on any supply made by the Owner under or pursuant to this agreement, the Buyer will pay the Owner an amount equal to that VAT, subject to the Owner supplying the Buyer with a VAT invoice at the time of payment.

11.	Notices

11.1	Any notice (including the Option Notice) given under this agreement must be in writing and signed by or on behalf of the party giving it.

11.2
Any notice or document to be given or delivered under this agreement must be given by delivering it personally or sending it by pre-paid recorded delivery to the address and for the attention of the relevant party as follows:

(a)	to the Owner at:

Unit 8 E Plan Industrial Estate, New Road, Newhaven, BN9 0EH

or to such other address or fax number, or for the attention of such other person, as was last notified in writing by the Owner to the Buyer; and

(b)	to the Buyer at:

Wiston House, 1 Wiston Avenue, Worthing, West Sussex, BN14 7QL

 or to such other address or fax number, or for the attention of such other person, as was last notified in writing by the Buyer to the Owner.

11.3	Any such notice will be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid first class post or recorded delivery, on the second Working Day after posting.

11.4
In proving service it will be sufficient to prove that delivery was made or that the envelope containing the notice was properly addressed and posted as a prepaid first class or recorded delivery letter or that the fax message was properly addressed and transmitted, as the case may be.

11.5	A notice given or document delivered under this agreement will not be validly given or delivered if sent by e-mail.

12.	Rights of third parties

A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights) of Third Parties Act 1999.

13.	Disputes

Any dispute arising between the parties on any matter arising out of this agreement may be referred by either party to an independent chartered surveyor agreed upon by the parties or in default of agreement appointed by the President for the time being of the Royal Institution of Chartered Surveyors. The surveyor will act as an arbitrator in accordance with the Arbitration Acts.

This agreement has been entered into on the date stated at the beginning of it.

SCHEDULE

 The Draft lease

DATE                                                       2008

L E A S E

BETWEEN

Clean Power Technologies Limited

AND

Quentin King

OF

Part of Unit 8, E-Plan Industrial Estate,
Newhaven, East Sussex

MILLER PARRIS
3/9 Cricketers Parade
Broadwater Street West
WORTHING
West Sussex
BN14 8JB

THIS LEASE dated and delivered
BETWEEN the Landlord and the Tenant named below is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995
1.              PARTICULARS
1.1:1	the Landlord	CLEAN POWER TECHNOLOGIES LIMITED (company number: 05812360) whose registered office is at Wiston house, 1 Wiston Avenue, Worthing, West Sussex BN14 7QL
1.1:2	the Tenant	QUENTIN KING of Unit 8, E-Plan Industrial Estate, New Road, Newhaven, East Sussex BN9 0EH
1.2	the Building	Unit 8, E-Plan Industrial Estate, New Road, Newhaven, East Sussex BN9 0EH
1.3	Insurance Rent	means 25% of the annual premium which the Landlord shall pay for insuring the Building against the Insured Risks
1.4	Permitted User
1.5	the Premises	all that part of the building outlined in green on the attached plan.
1.6	Prescribed Rate	4% per year above the base lending rate of Barclays Bank plc or where such rate is not quoted such base rate as in the reasonable opinion of the Landlord is the nearest equivalent
1.7	Rent Commencement
Date	The date hereof
1.8	Rent	£7,500 (seven thousand five hundred pounds)
1.9	the Term	6 months less one day from and including
2.	DEFINITIONS
2.1	For all purposes of this lease the terms defined in clauses 1 and 2 have the meanings specified.
2.2
"Insured Risks means fire lightning explosion aircraft  riot civil commotion damage by malicious persons earthquakes storm tempest flood bursting and overflowing of water pipes tanks and other apparatus and such other risks as the Landlord from time to time in its  absolute discretion may think fit to insure against

2.3	"Rent" means the Rent and such term does not include the Insurance Rent but the term "rents" includes both the Rent and the Insurance Rent

2.4
"Pipes" means all pipes sewers drains mains ducts conduits gutters watercourses wires cables channels flues and all other conducting media and includes any fixings and any other ancillary apparatus which are in or under or which serve the Premises

3.	INTERPRETATION
3.1	The expressions "the Landlord" wherever the context so admits include the person for the time being entitled to the reversion immediately expectant on the determination of the Term
3.2	Words importing one gender include all other genders and words importing the singular include the plural and vice versa
3.3	Any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person
3.4
Any references to a specific statute include any statutory extension or modification amendment or re-enactment of such statute and any regulations or orders made under such statute and any general reference to "statute" or "statutes" includes any regulations made under such statute or statutes

4.              DEMISE
The Landlord demises to the Tenant the Premises with the rights specified in the first schedule but EXCEPTING AND RESERVING to the Landlord the rights specified in the second schedule TO HOLD the Premises to the Tenant for the Term YIELDING AND PAYING to the Landlord:
4.1
the Rent payable without any deduction by equal monthly payments in advance on the first day of each month the first such payment being in respect of the period from the Rent Commencement Date to and including the last day of the month following  the Rent Commencement Date to be paid on the date of this Lease

4.2	By way of further rent the Insurance Rent payable on demand in accordance with clause 7
5.	THE TENANT'S COVENANTS
The Tenant covenants with the Landlord:

5.1	Rent
5.1:1	to pay the rent on the days and in the manner set out in this lease and not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off
5.1:2	if so required by the Landlord to make such payments by banker's order or credit transfer to any bank account in the United Kingdom that the Landlord may from time to time nominate
5.2	Outgoings and VAT
To pay :
5.2:1
all rates taxes assessments duties charges impositions  and outgoings which are now or during the Term shall be charged assessed or imposed upon the Premises or upon the owner or occupier of them except any tax payable by the Landlord   in respect of the receipt of any of the rents due under this lease or any dealing with its reversionary interest

5.2:2
VAT (or any tax of a similar nature that may be substituted for it or levied in addition to it) chargeable in respect of any payment made by the Tenant in connection with this lease or in respect of any payment made by the Landlord where the Tenant is obliged under this lease to reimburse the Landlord for such payment

5.3	Electricity, gas and other services
To pay all charges for electricity and other services consumed or used at or in relation to the Premises (including meter rents)
5.4	Repairs
5.4.1	The Tenant shall keep the Property clean and tidy and in good repair and condition.
5.4.2	The Tenant shall not be liable to repair the Property to the extent that any disrepair has been caused by Insured Risks, unless and to the extent that:
5.4.2.1
the policy of insurance of the Property has been vitiated or any insurance proceeds withheld in consequence of any act or omission of the Tenant, or his respective workers, contractors or agents or any person on the Property with the actual or implied authority of the Tenant; or

5.4.2.2	the insurance cover in relation to that disrepair is excluded, limited, or is unavailable

5.4.3
The Tenant shall keep the external areas of the Property in a clean and tidy condition and not allow any rubbish or waste to be left there. The Tenant shall clean all windows at the Property as often as is necessary.

5.5	Decoration
To maintain the interior of the Premises in a good decorative order
5.6	Statutory Obligations
5.6:1
Not knowingly to do in or near the Premises any act or thing by reason of which the Landlord may under any statute incur have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses

5.6:3
Without prejudice to the generality of the above to comply in all respects with the provisions of any statutes and any other obligations imposed by law or by any byelaws applicable to the Premises or in regard to carrying on the trade or business for the time being carried on at the Premises

5.7	Access of Landlord and notice to repair
5.7:1	To permit the Landlord on reasonable notice and ( except in an emergency when no notice shall be required)
5.7:1.1	to enter upon the Premises for the purpose of ascertaining that the covenants and conditions of this lease have been observed and performed
5.7:1.2	to view the state of repair and condition of the Premises
5.7:1.3
to give to the Tenant (or leave upon the Premises) a notice specifying any repairs, cleaning or maintenance   that the Tenant has failed to execute in breach of the terms of this lease and to request the Tenant immediately to execute the same

5.7:2	Immediately to repair cleanse and maintain the Premises as required by such notice.
5.7:3
If within one month of the service of such a notice the Tenant shall not have commenced and be proceeding diligently with the execution of the work referred to in the notice or shall fail to complete the work within 2 months or such longer period as is reasonable in the circumstances to permit the Landlord to enter the Premises to execute such work as may be necessary to comply with the notice and to pay to the Landlord the cost of so doing and all expenses incurred by the Landlord   within 21 days of a written demand

5.8	Nuisance and restrictions
5.8:1
Not to do nor allow to remain upon the Premises anything which may be or become a nuisance annoyance disturbance inconvenience damage or injury to the Landlord or to the owners and occupiers of any of the adjoining or neighbouring premises or which may render any increased or extra premium to be payable for the insurance of the Premises against fire or other risks which may make void or voidable the insurance policy.

5.8:2	Not to use the Premises for a sale by auction or for any manufacture or for any noisy, noxious, offensive or dangerous trade or business nor for any illegal or immoral act or purpose
5.9	Landlord's Costs
To pay to the Landlord on an indemnity basis all reasonable costs and disbursements  incurred by the Landlord in relation to or incidental to the recovery or attempted recovery of arrears of rent or other sums due from the Tenant and
5.10              Not to permit acquisitions of easements
Not to grant or permit to be used any right or easement in upon over or under the Premises  nor to give any acknowledgement that the Tenant enjoys the access of light or air to any windows in the Premises by the consent of any third party
5.11              Statutory Notices
Within seven days of the receipt of any notice by the Tenant to give full particulars to the Landlord of any notice or order or proposal for a notice or order made given or issued to the Tenant by a Planning Authority under or by virtue of the Planning Acts
5.12	The Planning Acts
5.12:1
Not to do or omit or suffer to be done or omitted any act or thing in respect of the Premises which shall contravene the provisions of any of the Planning Acts and at all times to keep the Landlord indemnified against all actions proceedings costs expenses claims and demands in respect of any such act or matter contravening the provisions of the Planning Acts.

5.13	Alienation
Not to assign, charge, underlet, share or part with possession of the whole or any part of the Premises

5.14	Fire Precautions
To observe all statutory provisions and all provisions contained in any regulations made by any duly constituted authority or in any policy of insurance relating to the Premises
5.15              Indemnities
To be responsible for and to keep the Landlord fully indemnified against all damage damages losses costs expenses actions demands proceedings claims liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of:
5.15:1	any act omission or negligence of the Tenant or any persons at the Premises expressly or impliedly with the Tenant's authority
5.15:2	any breach or non-observance by the Tenant of the covenants conditions or other provisions of this lease or any of the matters to which this demise is subject
5.16              Yield Up
At the end of the Term:
5.16:1	to yield up the Premises in repair and in accordance with the terms of this lease
5.16:2	to give up all keys of the Premises to the Landlord and
5.16:3	to remove all signs erected by the Tenant in upon or near the Premises and immediately to make good any damage caused by such removal
5.17	Covenants
to comply with the provisions of the Third Schedule
6.	THE Landlord's covenants
The Landlord covenants with the Tenant:
6.1	Quiet enjoyment

To permit the Tenant peaceably and quietly to hold and enjoy the Premises during the Term without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord or by title paramount

7.	Insurance
7.1	Landlord to insure
The Landlord covenants with the Tenant to insure the Premises against the Insured Risks unless such insurance shall be vitiated by any act of the Tenant or by anyone at the Premises expressly or by implication with the Tenant's authority
7.3              Payment of Insurance Rent

The Tenant shall pay the Insurance Rent on the date of this lease for the period from and including the Rent Commencement Date to the day before the next policy renewal date and subsequently the Tenant shall pay the Insurance Rent on demand
8.              Provisos
8.1              Re-entry
If and whenever during the Term:
8.1:1	the Rent is outstanding for 14 days after becoming due whether formally demanded or not or
8.1:2	there is a breach by the Tenant of any covenant or other term of this lease
8.1:3	the Tenant becomes bankrupt or enters into an arrangement for the benefit of its creditor the Landlord may re-enter the Premises (or any part of them in the name of the whole) at any time (and even if any previous right of re-entry has been waived) and then the Term will absolutely cease but without prejudice to any rights or remedies which may have accrued to the Landlord against the Tenant in respect of any breach of covenant or other term of this lease (including the breach in respect of which the re-entry is made)
8.2              Interest on arrears
If any instalment of the rents or any other sum which may become payable by the Tenant to the Landlord under any of the provisions of this Lease at any time remains unpaid for 14 days after becoming payable (whether the rents or other sums has been formally or legally demanded or not) then the amount for the time being unpaid shall (without prejudice to the Landlord's right of re-entry or any other right or remedy to the Landlord) as from the date upon which such amount became payable and until paid bear interest at the Prescribed Rate  and the Tenant accordingly covenants with the Landlord that in such circumstances and during such period the Tenant will pay to the Landlord interest (as well after as before any judgement) on any such unpaid amount at the Prescribed Rate
8.3              Service of Notices
SECTION 196 of the Law of Property Act 1925 and the Recorded Delivery Service Act 1962 (relating to the service of notices) shall apply to all notices served

8.4              Liability
THE LANDLORD shall not be responsible to the Tenant or the Tenant's licensees servants agents or other persons in on or about the Premises or calling upon the Tenant for any accident happening or injury suffered or damage to or loss of any chattel or property sustained on the Premises or in the Building unless caused by the act or omission of the Landlord or imposed on the Landlord by any statute
8.5              Exclusion of Use Warranty
Nothing in this lease or in any consent granted by the Landlord under this lease shall imply or warrant that the Premises may lawfully be used under the Planning Acts for the purpose authorised in this lease (or any purpose subsequently authorised)
8.6              Disputes
If any dispute or difference shall arise between the parties concerning any clause or matter contained in or in any way connected with this lease or the operation or construction thereof (or any matter or thing in any way connected with this lease) or the rights duties or liabilities of either party under or in connection with this lease then and in every such case the dispute or difference shall be determined by a single arbitrator in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment for the time being in force
8.7              Entire Undertaking
This lease is supplemental to an agreement  dated2008 between Quentin King and Clean Power Technologies
8.8              Compensation on vacating
Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises shall be excluded to the extent that the law allows
8.9           Break Clause
If the Tenant wishes to determine this lease at any time and gives to the Landlord not less than 1 month's  written notice of that wish and up to the time of the determination pays the rents and performs and observes the covenants contained in this lease then on expiry of the notice the Term is to cease and determine immediately, but without prejudice to any rights or remedies that may have accrued

FIRST SCHEDULE
Rights granted
1.              Rights of way
The right for the Tenant and all persons expressly or by implication authorised by the Tenant (in common with the Landlord and all other person having a like right) to pass and repass to and from the Premises at all time over other parts of the Building and  for all purposes connected with the use and enjoyment of the Premises (but not otherwise):

2.              Pipes
The right to the free passage and running (subject to temporary interruption for repair alteration or replacement) of water sewage gas electricity telephone and other services or supplies to and from the Premises in and through the Pipes that now serve the Premises in common with the Landlord and all other persons having a like right
3.              Support
Such rights of support and protection for the benefit of the Premises as are now enjoyed from the Building
SECOND SCHEDULE
Rights reserved
1.              Use of Pipes
The right to the free and uninterrupted passage and running of water sewage electricity telephone and other services or supplies from and to other parts of the Building and any adjoining or neighbouring property in and through the Pipes which now are or may be during the Term in on or under or over the Premises
2	Access
2.1	The right at any time during the Term to enter (or in cases of emergency to break and enter) the Premises:
2.1:1
to inspect cleanse connect lay repair remove replace with others alter or execute any works whatever to or in connection with the Pipes easements or services referred to in paragraphs 1 and 2 of this schedule

2.1:2	to view the state and condition of and repair and maintain the Premises and the Building where such viewing or work would not otherwise be reasonably practicable
2.1:3
to carry out works to or upon other parts of the Building or do anything whatever comprised within the Landlord's written obligations in this Lease whether or not the Tenant is liable to make a contribution

2.1:5	to exercise any of the rights granted to the Landlord by this lease
3.              Support etc.
The right of light air support protection shelter and all other easements and rights now or after the date of this lease belonging to or enjoyed by other parts of the Building

THIRD SCHEDULE
The  Covenants
1.              Use
Not to install or use in or upon the Premises any machinery or apparatus which causes noise or vibration which can be heard or felt in nearby premises or outside the Premises or which may cause damage
2.	Alterations
Not to make any alterations or additions whatsoever to the Premises
3.	Frost Damage
To take all necessary precautions against frost damage to the Pipes on the Premises
4.	Reimburse the Landlord's expenditure

To pay the Landlord on demand any costs or expenses   incurred by the Landlord arising from covenants made in the transfer of the Property to the Landlord under the Second Agreement or from any deed of covenant entered into by the Landlord in relation to the Second Agreement

IN WITNESS whereof the parties have sent their hands the day and year first written
SIGNED as a deed for CLEAN POWER                                                                          )  /s/ Abdul Mitha
TECHNOLOGIES LTD acting by                                                                                     )

Director:Abdul Mitha

Counterpart/

SIGNED by QUENTIN KING in the                                                                                     )   /s/ Quentin King
presence of:-                                                                                        )

Witness signature:	/s/ Christopher Hunt
Name:	/ Mr. Christopher Hunt /
Address:	/ 7 Dale Road /
/ Lewes, East Sussex, BN7 1LH /
Occupation:	/ Print Maker /